AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF DECEMBER 19, 2012
AMONG
CENTRAL VALLEY COMMUNITY BANCORP,
CENTRAL VALLEY COMMUNITY BANK,
AND
VISALIA COMMUNITY BANK

i

ii

ANNEXES:

ANNEX A	Form of Voting Agreement

ANNEX B	Form of Merger Agreement

ANNEX C	Form of Key Employee Nonsolicitation Agreement

ANNEX D	Form of Director Noncompetition Agreement

ANNEX E	Form of VCBank Tax Certification

ANNEX F	Form of CVCY Tax Certification

ANNEX G	Form of Cancellation Agreement

ANNEX H	Form of Benefits Summary Acknowledgment

EXHIBITS:

EXHIBIT 1.1	Significant Shareholders

EXHIBIT 6.3(d)	Benefit Summary Acknowledgment Providers

EXHIBIT 6.3(l)	Lease Renewal Requirements

iii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of December 19, 2012, is hereby entered into by and among Central Valley Community Bancorp, a California corporation (“CVCY”), Central Valley Community Bank, a California-state chartered bank and wholly-owned subsidiary of CVCY (“Central Valley Community Bank”), and Visalia Community Bank, a California-state chartered bank (“VCBank”).
RECITALS
WHEREAS, the Board of Directors of VCBank (the “VCBank Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction provided for in this Agreement in which VCBank will, on the terms and subject to the conditions set forth herein, merge with and into Central Valley Community Bank (the “Merger”), with Central Valley Community Bank being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, VCBank and its shareholders and (iii) resolved to recommend that VCBank’s shareholders approve and adopt this Agreement.
WHEREAS, each of the Boards of Directors of CVCY and Central Valley Community Bank has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, CVCY and Central Valley Community Bank, respectively, and the shareholders of CVCY and Central Valley Community Bank, respectively.
WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
WHEREAS, as a material inducement to CVCY and Central Valley Community Bank to enter into this Agreement, and simultaneously with the execution of this Agreement the Significant Shareholders (as defined below) and each of the directors of VCBank is entering into and delivering to CVCY an agreement, in the form of Annex A hereto (the “Voting Agreements”), pursuant to which they shall agree, among other things, to vote their shares of capital stock of VCBank in favor of the approval and adoption of this Agreement.
WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
1.1.    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.7.
“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither VCBank nor any of its Affiliates shall be deemed an Affiliate of CVCY, Central Valley Community Bank or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither CVCY, Central Valley Community Bank nor any of their respective Affiliates shall be deemed an Affiliate of VCBank or any of its Subsidiaries for purposes of this Agreement prior to the Effective Time.
“Aggregate Cash Consideration” means a number obtained by dividing the Aggregate Merger Consideration by two, less the Series B Redemption Amount.
“Aggregate Merger Consideration” means $22,100,000 less the amount, if any, of the Closing Shareholders’ Equity Shortfall.
“Aggregate Stock Consideration” means a number of shares of CVCY Common Stock (rounded up to the nearest whole number) equal to the quotient obtained by dividing (x) one half of the Aggregate Merger Consideration by (y) the Assigned CVCY Common Share Price.
“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 8.2.
“Assigned CVCY Common Share Price” means $8.75.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Benefit Plan” or “Benefit Plans” has the meaning set forth in Section 4.2(n)(i).
“Burdensome Condition” has the meaning set forth in Section 6.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of California are authorized or obligated to close.
“California Permit” shall mean a permit from the Commissioner of Corporations of the State of California after a hearing before such Commissioner pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 so that the issuance of the CVCY Common Stock in the Merger shall be exempt from registration under the Securities Act, pursuant to the exemption provided by Section 3(a)(10) thereof.
“CDFI” means the Department of Financial Institutions of the State of California.
“Central Valley Community Bank” has the meaning set forth in the preamble to this Agreement.
“Certificates” has the meaning set forth in Section 2.4(b).
“CGCL” means the California General Corporation Law.
“Closing” has the meaning set forth in Section 6.1.
“Closing Allowance” means the VCBank allowance for loan losses as of the final day of the month immediately preceding the month in which the Closing Date occurs determined in accordance with GAAP.
“Closing Date” means the date on which the Effective Time occurs.
“Closing Shareholders’ Equity” means VCBank shareholders’ equity as of the final day of the month immediately preceding the month in which the Closing Date occurs determined in accordance with GAAP, but excluding (a) any accumulated other comprehensive income or loss accrued after the date of this Agreement, and (b) Transaction Expenses, in an amount not to exceed $2,750,000.
“Closing Shareholders’ Equity Shortfall” means an amount equal to (i) if the Closing Shareholders’ Equity is 18,500,000 or more, then $0.00, or (ii) if the Closing Shareholders’ Equity is less than $18,500,000, then $18,500,000 minus the Closing Shareholders’ Equity.
“Code” means the Internal Revenue Code of 1986, as amended.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.6(d).
“Consents” has the meaning set forth in Section 5.12.
“CVCY” has the meaning set forth in the preamble to this Agreement.

“CVCY Board” has the meaning set forth in Section 5.20.
“CVCY Common Stock” means shares of CVCY common stock, no par value.
“Derivatives Contracts” has the meaning set forth in Section 4.2(r).
“Determination Date” has the meaning set forth in Section 7.1(h)(v)(B).
“Disclosure Schedule” has the meaning set forth in Section 4.1.
“Dissenting Shares” has the meaning set forth in Section 2.4(f).
“DOL” has the meaning set forth in Section 4.2(n)(i).
“Effective Time” has the meaning set forth in Section 2.2.
“Employees” has the meaning set forth in Section 4.2(n)(i).
“Environmental Laws” has the meaning set forth in Section 4.2(p).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.2(n)(iii).
“Exchange Agent” has the meaning set forth in Section 2.4(a).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FHLB” means the Federal Home Loan Bank of San Francisco.
“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.
“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
“Hazardous Substance” has the meaning set forth in Section 4.2(p).
“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.
“IRS” has the meaning set forth in Section 4.2(n)(i).
“Indemnified Parties” has the meaning set forth in Section 5.17(a).
“Insurance Policies” has the meaning set forth in Section 4.2(x).
“Letter of Transmittal” has the meaning set forth in Section 2.4(b).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
“Loans” has the meaning set forth in Section 3.1(s).
“Mandatory Conversion Date” has the meaning set forth in Section 5.9.
“Material Adverse Effect” means with respect to VCBank, any effect that (i) is material and adverse to the financial condition, results of operations, prospects or business of VCBank or (ii) would materially impede the ability of VCBank to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that with respect to VCBank , no effect (taken by itself or when aggregated with any and all other effects) directly or indirectly resulting from, arising out of, or attributable to or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect”: (1) changes in GAAP or regulatory accounting principles generally applicable to banks or their bank holding companies in the United States except to the extent such changes disproportionally affect VCBank; (2) changes in applicable laws, rules and regulations or interpretations thereof by any Governmental Authority except to the extent such changes disproportionally affect VCBank; (3) actions or omissions of any of VCBank expressly required by the terms of this Agreement or taken with the prior written consent of CVCY; (4) general changes in national or California’s economic, monetary or financial conditions, including changes in prevailing interest rates, inflation, credit markets, capital market conditions or real estate price appreciation/depreciation trends, or in the industries in which VCBank operates except, in all cases, to the extent such changes disproportionally affect VCBank; (5) changes in global or national political conditions, including the outbreak or escalation of acts of terrorism; (6) the public disclosure of this Agreement or the transactions contemplated hereby.
“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.2(l)(i).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Nasdaq” has the meaning set forth in Section 5.4.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“OREO” means other real estate owned.
“Pension Plan” has the meaning set forth in Section 4.2(n)(ii).
“Per Share Merger Consideration” has the meaning set forth in Section 2.3.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
“Professional Expenses” means the fees and expenses of VCBank’s legal counsel, financial advisors and independent accounting firm incurred in connection with or in contemplation of this Agreement and the transactions contemplated herein.
“Proxy Statement” has the meaning set forth in Section 5.8.
“Registration Statement” has the meaning set forth in Section 5.3.
“Representatives” has the meaning set forth in Section 5.7(a).
“Requisite Common Shareholder Approval” has the meaning set forth in Section 6.3(g).
“Requisite Preferred Shareholder Approval” has the meaning set forth in Section 5.8.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue, or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 4.3(f).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Series B Amendment” means an amendment to VCBank’s Certificate of Designation for the VCBank Series B Preferred Stock, which shall be in a form reasonably acceptable to CVCY, providing that such shares shall automatically convert to VCBank Common Stock upon or immediately prior to the Merger at the price of $37.50 per share.
“Series B Redemption Amount” means the amount paid or payable by VCBank to redeem all outstanding shares of VCBank Series B Preferred Stock not converted to shares of VCBank Common Stock prior to the Mandatory Conversion Date in accordance with the VCBank Articles and Section 5.10 of this Agreement.
“Significant Shareholders” means those shareholders of VCBank listed in Exhibit 1.1.
“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.
“Superior Proposal” has the meaning set forth in Section 5.7(d).
“Tax” and “Taxes” mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign), (ii) in the case of VCBank, liability for the payment of any amount of the type described in clause (i) as a result of being or having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of VCBank to a Governmental Authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of VCBank for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including an indemnification obligation).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
“Transaction Expenses” means amounts paid or to be paid, or accrued or to be accrued by VCBank in connection with this Agreement and the transactions contemplated herein, including but not limited to Professional Expenses, severance, retention and retirement costs and expenses under any severance, employment, retirement, benefit and change in control agreements, data processing termination costs, other termination costs and fees under VCBank’s contracts and agreements.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.
“VCBank” has the meaning set forth in the preamble to this Agreement.
“VCBank Articles” means the Articles of Incorporation of VCBank, as amended.
“VCBank Board” has the meaning set forth in the recitals to this Agreement.
“VCBank Bylaws” means the Bylaws of VCBank, as amended.
“VCBank Common Stock” means the common stock of VCBank.
“VCBank Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of VCBank as of December 31, 2011, 2010 and 2009 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of VCBank for each of the three years ended December 31, 2011, 2010 and 2009, (ii) the unaudited consolidated statements of financial condition (including related notes and schedules, if any) of VCBank as of March 31, 2012, June 30, 2012 and September 30, 2012 and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of VCBank for the three months ended March 31, 2012, six months ended June 30, 2012 and nine months ended September 30, 2012, and (iii) the unaudited consolidated statements of financial condition of VCBank (including related notes and schedules, if any) and the unaudited consolidated statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of VCBank with respect to the quarterly and annual periods ending subsequent to September 30, 2012.
“VCBank Loan Property” has the meaning set forth in Section 4.2(p).
“VCBank Series B Preferred Stock” means the Series B Preferred Stock of VCBank.
“Voting Agreement” has the meaning set forth in the recitals.

ARTICLE II

THE MERGER AND RELATED MATTERS
2.1.    The Merger; Surviving Entity.
(a)    The Merger. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the CGCL and, to the extent applicable, the rules and regulations promulgated by the CDFI, at the Effective Time, VCBank shall be merged with and into Central Valley Community Bank, with Central Valley Community Bank continuing as the surviving corporation.
(b)    Surviving Entity. Upon the consummation of the Merger, the separate corporate existence of VCBank shall cease and Central Valley Community Bank shall continue as the surviving entity under the laws of the State of California. The name of Central Valley Community Bank as the surviving entity of the Merger shall remain “Central Valley Community Bank.” From and after the Effective Time, Central Valley Community Bank, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of VCBank.
(c)    Articles of Incorporation and Bylaws of the Surviving Entity. The Articles of Incorporation and Bylaws of Central Valley Community Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Central Valley Community Bank, as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.
(d)    Directors and Officers of the Surviving Entity. The directors and officers of Central Valley Community Bank immediately prior to the Effective Time shall be the directors and officers of Central Valley Community Bank, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.
2.2.    Filing of Agreement of Merger. As soon as practicable, but in no event later than the tenth calendar day after which each of the conditions set forth in Article VI hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, VCBank and Central Valley Community Bank will file, or cause to be filed, with the California Department of Financial Institutions and the California Secretary of State an agreement of merger in substantially the form of Annex B to this Agreement, effecting the Merger and the Merger shall become effective at that time (the “Effective Time”).
2.3.    Conversion of Common Stock.
(a)    VCBank Common Stock. At the Effective Time, each issued and outstanding share of VCBank Common Stock (other than Dissenting Shares) shall be converted into the right to receive the following consideration (the “Per Share Merger Consideration”):

(i)    an amount in cash without interest equal to the quotient of (A) the Aggregate Cash Consideration divided by (B) the number of shares of VCBank Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares); and
(ii)    a number of validly issued, fully paid and nonassessable shares of CVCY Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the number of shares of VCBank Common Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares).
No fraction of a share of CVCY Common Stock will be issued, but in lieu thereof, each VCBank shareholder who would otherwise be entitled to a fraction of a share of CVCY Common Stock (based on the aggregate number of shares of VCBank Common Stock held by such shareholder) shall be entitled to receive from CVCY an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of CVCY Common Stock reported on Nasdaq on the last Trading Day (as defined in Section 7.1(h)(v)(A)) preceding the Closing Date.

(b)    No Effect on Stock of Other Parties. The Merger shall have no effect on the capital stock of CVCY or Central Valley Community Bank.
2.4.    Exchange Procedures; Dissenting Shares.
(a)    Exchange Agent. Prior to the Effective Time, CVCY shall designate Computershare Shareholder Services, Inc. or another Person reasonably acceptable to VCBank to act as Exchange Agent (the “Exchange Agent”) in the Merger.
(b)    Exchange Procedures. Subject to VCBank’s timely delivery of all information necessary therefor, within a reasonable period of time (but not more than 10 Business Days) after the Closing CVCY shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of VCBank Common Stock (each a “Shareholder” and collectively, the “Shareholders”), (A) a letter of transmittal form (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the amount of the Aggregate Merger Consideration payable in exchange therefor. Following the Effective Time and delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Shareholder shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration to which such Shareholder is entitled pursuant to Section 2.3(a) at the times set forth in this Article II and the Certificate(s) so surrendered shall be canceled. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Central Valley Community Bank may reasonably require.
(c)    CVCY to Provide Aggregate Merger Consideration to Exchange Agent. Promptly after the Closing, CVCY shall deposit with the Exchange Agent, for payment in accordance with this Section 2.4, (1) a number of shares of CVCY Common Stock equal to the

Aggregate Stock Consideration payable to the holders of Certificates and (2) an amount in cash equal to the Aggregate Cash Consideration plus an additional amount of cash sufficient to deliver to the Shareholders any cash in lieu of fractional shares payable pursuant to Section 2.3 as determined by CVCY. Any shares of CVCY Common Stock and any deposited cash remaining with the Exchange Agent on the 12-month anniversary of the Closing Date shall be remitted to CVCY and thereafter any Shareholder shall direct any claims for payment hereunder to CVCY.
(d)    No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to VCBank Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer of Certificates on the records of VCBank, and if such Certificates are presented to CVCY or Central Valley Community Bank for transfer, they shall be canceled against delivery of the Per Share Merger Consideration in respect of the shares represented thereby. Neither CVCY nor Central Valley Community Bank shall be obligated to deliver any merger consideration pursuant to this Article II to any former holder of VCBank Common Stock until such holder surrenders the Certificates as provided herein. Neither Central Valley Community Bank nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of VCBank Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Central Valley Community Bank shall be entitled to rely upon the stock transfer books of VCBank to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Central Valley Community Bank shall be entitled to deposit the Per Share Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration in respect of the shares represented by those Certificates required pursuant to Section 2.4 at the times set forth in Article II; provided, that the owner of such lost, stolen or destroyed Certificates shall deliver, if requested by CVCY, at the owner’s expense, a non-refundable bond in such amount as CVCY may determine and provide an indemnity acceptable to CVCY against any claim that may be made against CVCY, Central Valley Community Bank, VCBank or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and make any processing fee payments to the Exchange Agent.
(f)    Dissenting Shares. Any shares of VCBank Common Stock held by a Person who dissents from the Merger in accordance with the provisions of applicable law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Per Share Merger Consideration for any

Dissenting Share shall be paid over to CVCY pending the determination as to the rights of any Dissenting Share to consideration under applicable laws.
ARTICLE III

ACTIONS PENDING THE MERGER
3.1.    Forbearances of VCBank. From the date hereof and until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of CVCY and Central Valley Community Bank, VCBank will not:
(a)    Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Central Valley Community Bank the goodwill of the customers of VCBank and others with whom business relations exist.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights (other than the issuance of VCBank Common Stock upon conversion of the VCBank Series B Preferred Stock in accordance with its terms), (ii) adjust, split, combine or reclassify any capital stock of VCBank, or (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests of VCBank.
(c)    Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of capital stock of VCBank.
(d)    Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements or arrangements with any current or former director, officer or employee of VCBank or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed.
(e)    Hiring. Hire any person as an employee of VCBank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at the will of VCBank.
(f)    Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to, except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of VCBank or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement.
(g)    Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $35,000 or (ii) together with all other such transactions is greater than $75,000; provided, however, no such transactions shall be permitted with an Affiliate of VCBank, except as Previously Disclosed.
(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 3.1(r)), deposits or properties of any other Person.
(i)    Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate or as Previously Disclosed.
(j)    Governing Documents. Amend the VCBank Articles, the VCBank Bylaws or any other governing documents of VCBank or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
(l)    Contracts. Enter into, cancel, fail to renew or terminate any Material Contract, amend or modify in any material respect any of its existing Material Contracts or waive, release, relinquish or assign any Material Contract (or any rights thereunder), other than (1) as otherwise permitted under this Agreement or to (2) to replace any existing contractual arrangement on substantially the same terms as the original agreement, including with respect to pricing and termination.
(m)    Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which VCBank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by VCBank of an amount which exceeds $65,000 in excess of amounts contributed by insurance and/or would impose any material restriction on the business of VCBank.

(n)    Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.
(o)    Marketing. Introduce any marketing campaigns or any new sales compensation or incentive programs or arrangements, other than in the ordinary course of business consistent with past practices.
(p)    Derivatives Contracts. Enter into any Derivatives Contract.
(q)    Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, FHLB advances, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
(r)    Investment Securities. (i) Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, mortgage-backed or mortgage-related security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of 90 days or less or (ii) dispose of any debt security, mortgage-backed or mortgage-related security or Equity Investment, except in the ordinary course of business consistent with past practice.
(s)    Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit originated or to be originated by VCBank (collectively, “Loans”) in a manner that is inconsistent with VCBank’s ordinary course of business or inconsistent with VCBank’s lending policies and procedures in effect as of the date of this Agreement (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) make or commit to make any Loan to, or enter into any transaction with, any directors, officers, employees or any Affiliate of VCBank; or (iv) enter into any Loan securitization or create any special purpose funding entity. For any new credit originated or to be originated by VCBank in an amount in excess of $500,000 and for any renewal, modification, extension or amendment of any classified loan in excess of $250,000, prior to committing to transaction, VCBank shall provide CVCY with a copy of the loan underwriting analysis and credit memo of VCBank and shall consult with CVCY respecting such credit and the basis of VCBank’s credit decision, and shall consider any comments raised by CVCY within two (2) business days of receipt of such information.

(t)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(u)    Adverse Actions. Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (y) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.
(v)    Tax Elections, Etc. Except as expressly contemplated by this Agreement, make or change any Tax election, settle or compromise any Tax liability of VCBank, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of VCBank, enter into any closing agreement with respect to any Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
(w)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than CVCY or Central Valley Community Bank) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(x)    Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary.
(y)    Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in VCBank’s market area.
(z)    Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.
3.2.    Forbearances of CVCY and Central Valley Community Bank. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither CVCY nor Central Valley Community Bank shall take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
4.1.    Disclosure Schedules. On or prior to the date hereof, VCBank has delivered to CVCY and Central Valley Community Bank, and CVCY and Central Valley Community Bank have delivered to VCBank, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article III or Article V. Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.
4.2.    Representations and Warranties of VCBank. VCBank hereby represents and warrants to CVCY and Central Valley Community Bank that, except as Previously Disclosed:
(a)    Organization, Standing and Authority. VCBank is a corporation duly organized, validly existing and in good standing under the laws of the State of California that is licensed by the CDFI to conduct business as a commercial bank. The deposit accounts of VCBank are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and VCBank has paid all deposit insurance premiums and assessments required by applicable laws and regulations; and no proceedings for the termination or revocation of such insurance are pending, or to the knowledge of VCBank threatened. The copies of the VCBank Articles, VCBank Bylaws and the other governing documents of VCBank which have previously been made available to CVCY and Central Valley Community Bank are true, complete and correct copies of such documents as in effect on the date of this Agreement. VCBank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. VCBank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect. The minute books of VCBank contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken by its board of directors (including committees of the board of directors), as well as the shareholders of VCBank.
(b)    Capital Structure.
(i)    The authorized capital stock of VCBank consists of (i) 1,000,000 shares of VCBank Common Stock, of which 380,322 shares are issued and outstanding and (ii) 2,000,000 shares of preferred stock, of which 200,000 shares have been designated  Series A Preferred Stock, none of which are issued and outstanding, and of which 200,000 shares have been designated Series B Preferred Stock, of which 44,687 shares are issued and outstanding. VCBank does not have any other shares of capital stock authorized, designated, issued or outstanding. The VCBank Common Stock, including any shares subject to VCBank’s right of repurchase, is held of record and, to VCBank’s knowledge, beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Disclosure Schedule 4.02(b)(i) of VCBank, which is accurate and complete in all respects. All outstanding shares of VCBank’s capital stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the VCBank Articles, the VCBank Bylaws or any agreement to which VCBank is a party, and (ii) have been offered, sold, issued and delivered by VCBank in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of VCBank capital stock.
(ii)    VCBank has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.
(iii)    Other than the VCBank Series B Preferred Stock, there are no Rights or agreements obligating VCBank to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any VCBank capital stock or any capital stock or equity or other ownership interest of VCBank or obligating VCBank to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to VCBank.
(iv)    Except as required by the Voting Agreements, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of VCBank to which VCBank is a party, by which VCBank is bound, or of which VCBank has knowledge, or (ii) agreements or understandings to which VCBank is a party, by which VCBank is bound, or of which VCBank has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any VCBank capital stock. To the extent required, the holders of VCBank Common Stock and VCBank Series B Preferred Stock have been or will be properly given or shall have properly waived any required notice prior to the Merger.
(c)    Subsidiaries. Except shares of FHLB Stock reflected in the VCBank Financial Statements, VCBank does not own, beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. VCBank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; VCBank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.
(e)    Corporate Authority.

(i)    Subject to the vote of the shareholders of VCBank, this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of VCBank on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. VCBank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CVCY and Central Valley Community Bank, this Agreement is a valid and legally binding obligation of each of VCBank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)    The VCBank Board has received the opinion of its financial advisor, FIG Partners, L.P., to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration is fair to the holders of VCBank Common Stock from a financial point of view.
(iii)    The VCBank Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, VCBank and its shareholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that VCBank’s shareholders approve and adopt this Agreement.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by VCBank in connection with the execution, delivery or performance by VCBank of this Agreement or to consummate the transactions contemplated hereby, except as Previously Disclosed and except for filings of applications or notices with, and approvals or waivers by, the CDFI, the FDIC and the Federal Reserve Board.
(ii)    Subject to receipt, or the making, of the consents, approvals, waivers, filings and registrations Previously Disclosed and the expiration of any requisite waiting periods, the execution, delivery and performance of this Agreement by VCBank, and the consummation of the transactions contemplated hereby, do not and will not (A) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any right on the part of any third party, any Lien, any acceleration of remedies or any right of termination under, or result in any termination or loss to VCBank of any benefit or right under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of VCBank or to which VCBank or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, or contravene or conflict with the VCBank Articles, VCBank Bylaws or other governing documents of VCBank, (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)    No Conflict. The execution, delivery and performance by VCBank of this Agreement and the consummation of the transactions provided for in this Agreement do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the VCBank Articles, the VCBank Bylaws, or other governing documents of VCBank or any Subsidiary, (ii) conflict with or violate any provision of federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Entity and receipt of the Requisite Common Shareholder Approval) and (iii) except as set forth in Disclosure Schedule 4.02(g) of VCBank, (A) contravene, conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon, (C) require any consent of any person under, or (D) accelerate the performance required by, the terms of, any material debt instrument, lease, license, covenant, or other agreement or understanding to which VCBank or any of its subsidiaries is a party or by which any of them is bound, any of the properties or assets of VCBank or any of its subsidiaries, or any order, ruling, decree, judgment, arbitration award or stipulation to which VCBank, or any of its subsidiaries is subject.
(h)    Financial Statements; Material Adverse Effect.
(i)    VCBank has previously delivered or made available to CVCY and Central Valley Community Bank accurate and complete copies of the VCBank Financial Statements. The consolidated statements of financial condition of VCBank as of December 31, 2011, 2010 and 2009 and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years ended December 31, 2011, 2010 and 2009 are accompanied by the audit report of Crowe Horwath, LLP. The VCBank Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of VCBank as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of VCBank for the respective periods or as of the respective dates set forth therein.
(ii)    The VCBank Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of VCBank have been conducted in accordance with generally accepted auditing standards of the United States.
(iii)    Except as Previously Disclosed, since January 1, 2012, (A) VCBank has conducted its business in the ordinary and usual course consistent with past practice, (B) VCBank has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 3.01 hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to VCBank.
(iv)    No agreement pursuant to which any loans or other assets have been or shall be sold by VCBank entitled the buyer of such loans or other assets to cause

VCBank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against VCBank. All cash, stock or other dividends or any other distribution with respect to the capital stock of VCBank that has been declared, set aside or paid since December 31, 2010 has been Previously Disclosed. Since December 31, 2010, no shares of capital stock of VCBank have been purchased, redeemed or otherwise acquired, directly or indirectly, by VCBank and no agreements have been made by VCBank to do any of the foregoing.
(i)    Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against VCBank, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to VCBank, and, to the knowledge of VCBank, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither VCBank nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to VCBank.
(j)    Regulatory Matters.
(i)    Since January 1, 2010, VCBank has timely and duly filed with or furnished to the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports, documents, filings, statements and submissions, together with any amendments thereto, required to be filed or furnished by it under applicable laws and regulations, has paid all fees and assessments due in connection therewith, and such reports, documents, filings, statements and submissions, together with any amendments thereto, and were in all material respects complete and accurate. There are no unresolved violations set forth in any such report, documents, filings, statements and submissions, or any amendments thereto relating to any examinations or inspections by any Governmental Authority of VCBank. Except as Previously Disclosed, in connection with the most recent examination of VCBank by the appropriate Governmental Authorities, VCBank was not required to correct or change any action, procedure or proceeding which VCBank believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on VCBank.
(ii)    Neither VCBank nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has VCBank adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. VCBank has paid all assessments made or imposed by any Governmental Authority.
(iii)    Except as Previously Disclosed, no Governmental Authority has initiated since December 31, 2010 or has pending any proceeding, enforcement action or, to the knowledge of VCBank, investigation or inquiry into the business, operations, policies, practices or disclosures of VCBank (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of VCBank), or, to the knowledge of VCBank, threatened any of the foregoing.
(iv)    The most recent regulatory rating given to VCBank as to compliance with the Community Reinvestment Act is “Satisfactory.” Since the last regulatory examination of VCBank with respect to Community Reinvestment Act compliance, VCBank has not received any complaints as to Community Reinvestment Act compliance.
(k)    Compliance With Laws. Except as Previously Disclosed, VCBank:
(i)    is and at all times since December 31, 2009 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department or any other anti-money laundering statute, rule or regulation;
(ii)    has and at all times since December 31, 2009 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to do so would not have a Material Adverse Effect; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of VCBank, no suspension or cancellation of any of them is threatened;
(iii)    has received, since December 31, 2010, no notification or communication from any Governmental Authority (A) asserting that VCBank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of VCBank, do any grounds for any of the foregoing exist).
(iv)    has devised and maintains a system of internal accounting controls, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP; and
(v)    has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.

(l)    Material Contracts; Defaults.
(i)    Except as Previously Disclosed, VCBank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of VCBank to indemnification from VCBank, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice without penalty or other fee and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness for borrowed money, whether as borrower or lender (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), or provides for the imposition of any Liens on any assets of VCBank or the guaranty of the indebtedness of another Person, (F) which grants any Person a right of first refusal, right of first offer, put, call or similar right with respect to any material properties, rights, assets or business of VCBank, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 or more in the aggregate, or any acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $50,000 or more in annual fees, (I) which provides for the payment by VCBank of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by VCBank, (K) which materially restricts the conduct of any business by VCBank or limits the freedom of VCBank to engage in any line of business in any geographic area (or would so restrict VCBank after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires VCBank to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) that relates to intellectual property (as such term defined in Section 4.2(v)), (M) contains any provision that requires the purchase of all of VCBank’s requirements for a given product or service from a given third party, or obligates VCBank to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate CVCY or Central Valley Community Bank to conduct business on an exclusive or preferential basis with any third party; (N) which is a partnership, joint venture or similar contract, agreement or arrangement; (O) containing any standstill or similar provision pursuant to which one Person has agreed not to acquire assets or securities of another Person; (P) which is with respect to, or otherwise commits VCBank to do, any of the foregoing, or (Q) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”).
(ii)    Each Material Contract is valid and binding on VCBank and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of VCBank, is valid and binding on the other parties thereto. Neither VCBank, nor, to the knowledge of VCBank, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by VCBank is currently outstanding.
(iii)    All outstanding loans from VCBank to its officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
(m)    No Brokers. Other than VCBank engagement of FIG Partners, L.P., no action has been taken by VCBank that would give rise to any valid claim against any party hereto for an advisory fee, brokerage fee or commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.
(n)    Employee Benefit Plans.
(i)    Disclosure Schedule 4.2(n) of VCBank lists all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of VCBank or any trade or business (whether incorporated or not) that together with VCBank would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code Section 414(b), (c) or (m) (the “Employees”) and current or former directors or independent contractors of VCBank or any trade or business (whether incorporated or not) that together with VCBank would be treated as a single employer within the meaning of ERISA section 4001(b)(1) or Code Section 414(b), (c) or (m), including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, retirement, pension, profit sharing split dollar, salary continuation, stock option, stock purchase, stock appreciation rights, stock based, incentive bonus, hospitalization, medical, disability, life or other insurance, supplemental unemployment plans, agreements, programs, policies or other arrangements (the “Benefit Plans”). VCBank has previously made available to CVCY and Central Valley Community Bank true and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA. Disclosure Schedule 4.2(n) of VCBank sets forth, for each Benefit Plan, (1) a brief summary of the Benefit Plan, (2) each participant in the Benefit Plan and (3) the amounts paid or to be paid, or accrued or to be accrued by VCBank in connection with this Agreement and the transactions contemplated herein under the Benefit Plan.

(ii)    Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and VCBank is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. VCBank has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to VCBank’s knowledge, threatened litigation relating to the Benefit Plans. VCBank has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by Section 4975 or 4976 of the Code or Section 502(i) or (l) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
(iii)    No liability under Title IV of ERISA has been or is expected to be incurred by VCBank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or a single-employer plan of any entity which is considered one employer with VCBank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). With respect to any ERISA Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (a) neither VCBank nor any ERISA Affiliate has, since September 26, 1980, made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (b) no event has occurred that presents a material risk of a complete or partial withdrawal, (c) neither VCBank nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, (d) no circumstances exist that present a material risk that any such multiemployer plan will go into reorganization, and (e) the aggregate withdrawal liability of VCBank and any ERISA Affiliates, computed as if a complete withdrawal by VCBank and all of its ERISA Affiliates had occurred under each such multiemployer plan on the date hereof, would be zero (0). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the transactions contemplated hereby. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
(iv)    All contributions required to be made and premiums required to be paid under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. VCBank has not provided, nor is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(v)    VCBank has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. VCBank may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject VCBank to a material tax under Section 4980B of the Code.
(vi)    Neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any Employees or any current or former director or independent contractor of VCBank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (E) obligate VCBank to compensate, reimburse or make any additional payment to any Employee or any current or former director or independent contractor because of the imposition of an excise tax (including any interest or penalties related thereto) under Code Section 4999, or (F) result in any payment or portion of any payment that would not be deductible by VCBank under Section 162(m) of the Code when paid.
(vii)    All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been timely filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been timely made, and any taxes due in connection with such filings have been paid.
(viii)    No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(ix)    VCBank has timely delivered all disclosures which are required under Department of Labor regulations 29 C.F.R. §2550.404a-5 to participants in Benefit Plans that are participant-directed individual account plans, in accordance with such regulations.
(x)    VCBank has timely received complete fee disclosures required under ERISA section 408(b)(2) from all covered Benefit Plan service providers and has determined that all fees paid or to be paid from covered Benefit Plans are reasonable.

(o)    Labor Matters. VCBank is not a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is VCBank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel VCBank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to VCBank’s knowledge, threatened, nor is VCBank aware of any activity involving VCBank’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. VCBank has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. As of the date hereof, there are no actions, suits, proceedings, government investigations, or labor grievances pending, or, to the knowledge of VCBank, threatened relating to any employment related matter involving any Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. VCBank believes that its relations with its employees are good. As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of VCBank has notified VCBank that such officer intends to leave the VCBank or otherwise terminate such officer's employment with VCBank. To the knowledge of VCBank, no executive officer of VCBank is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and to the knowledge of VCBank, the continued employment of each such executive officer does not subject VCBank to any liability with respect to any of the foregoing matters. VCBank is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs. All independent contractors of VCBank are properly classified under applicable state and federal law, and VCBank is in compliance with California Labor Code 226.8.
(p)    Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose or which could impose on VCBank or any real property currently or formerly owned or operated by VCBank, or any real property in which VCBank has held or holds a security interest, Lien or a fiduciary or management role (“VCBank Loan Property”), any liability or obligation arising under any Environmental Laws pending or, to the knowledge of VCBank, threatened, which liability or obligation could have, individually or in the aggregate, a Material Adverse Effect on VCBank. To the knowledge of VCBank, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VCBank. VCBank is in compliance, and has at all times complied, in all material respects with applicable Environmental Laws. In addition, and irrespective of such compliance, VCBank is not subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law, which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the consummation of the transactions contemplated by this Agreement. To VCBank’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by VCBank, or any VCBank Loan Property, has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to VCBank. VCBank could not be deemed the owner or operator of, nor has it participated in the management of, any VCBank Loan Property, any property of VCBank or any other real property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to VCBank. To VCBank’s knowledge, VCBank has no liability for any Hazardous Substance disposal or contamination on any third party property. Neither VCBank nor to VCBank’s knowledge, any Person whose liability VCBank has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. VCBank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To VCBank’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving VCBank, any currently or formerly owned or operated property, any VCBank Loan Property, or, to VCBank’s knowledge, any Person whose liability VCBank has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against VCBank, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any VCBank Loan Property or property of VCBank. VCBank has provided to CVCY and Central Valley Community Bank true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to VCBank, any currently or formerly owned or operated property of VCBank and VCBank Loan Property. VCBank has complied, and is in compliance, with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.
As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(q)    Tax Matters.
(i)    VCBank has no knowledge of any circumstances that could be expected to prevent its Chief Financial Officer from certifying, on behalf of VCBank, the accuracy of the representations included in the form attached as Annex E hereto as of the Closing Date.
(ii)    VCBank has duly and timely filed all Tax Returns required to have been filed by it, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, and such Tax Returns are true, correct and complete and none of such Tax Returns has been amended;
(iii)    All Taxes required to be paid or remitted by VCBank have been timely paid or remitted, including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for a Governmental Authority and all installments on account of Taxes for the current year or, where payment is not yet due, VCBank has made adequate provision for such Taxes in the VCBank Financial Statements in accordance with GAAP. The most recent VCBank Financial Statement reflects an adequate reserve (in accordance with GAAP) for all Taxes payable by VCBank through the date of such financial statements;
(iv)    VCBank and its officers, directors or any employee responsible for Tax matters have complied with all rules and regulations relating to the withholding of Taxes, remittance of withheld Taxes, information reporting, and the payment or remittance of other amounts due in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such obligations, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9;
(v)    VCBank has not granted a waiver or other consent regarding the application of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request for any such waiver, extension or consent been made;
(vi)    VCBank has not been a party to, or a promoter of, any transaction that would constitute a “reportable transaction” or “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b);
(vii)    no position has been taken on any Tax Return with respect to the business or operations of VCBank that is contrary to any publicly announced position of a Governmental Authority, or that is substantially similar to any position that a Governmental Authority has successfully challenged in the course of an audit, investigation or examination of a Tax Return of VCBank, or to VCBank’s knowledge, an audit, investigation or examination of any other Person;
(viii)    the unpaid Taxes of VCBank (a) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on VCBank’s balance sheet dated September 30, 2012 and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP;
(ix)    VCBank is not currently the beneficiary of any extension of time within which to file any Tax Returns;
(x)    there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of VCBank;
(xi)    no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings are pending, ongoing or being conducted or, to VCBank’s knowledge, threatened, with respect to any Taxes of VCBank;
(xii)    VCBank has not received from any taxing authority (including jurisdictions in which VCBank has not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax, nor have any of the foregoing been threatened, proposed, asserted or assessed by any Governmental Authority against VCBank. No claim has ever been made by any taxing authority in a jurisdiction where VCBank does not file Tax returns that VCBank is or may be subject to Tax in that jurisdiction;
(xiii)    VCBank is not a party to, bound by or liable for Taxes of any other Person pursuant to a tax indemnity, tax sharing or other similar agreement;
(xiv)    VCBank has never been a member of a group with which it has filed (or been required to file) Tax Returns on a consolidated, combined, unitary or similar basis;
(xv)    VCBank is not currently liable, nor does VCBank have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract or indemnity or otherwise;
(xvi)    VCBank has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code;
(xvii)    VCBank has neither been nor will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date; and
(xviii)    VCBank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, and has not agreed to make, nor is it required to make, any other adjustment to the Taxes of VCBank, as a result of: (a) Section 481(a) of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise,

(b) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) prepaid amount received on or prior to the Closing Date, (e) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, or (f) other action taken prior to the Closing Date.
(r)    Risk Management Instruments. Except as Previously Disclosed, VCBank is not a party to, or has agreed to enter into, a Derivatives Contract. “Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(s)    Loans; Nonperforming and Classified Assets.
(i)    Each Loan on the books and records of VCBank was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of VCBank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.
(ii)    VCBank has Previously Disclosed with respect to itself and VCBank as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of VCBank, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by VCBank, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of VCBank or an Affiliate of VCBank.
(t)    Properties. All real property owned or leased by VCBank and used by it for its branch operations, or otherwise used by it in the conduct of its business or otherwise owned by it, has been Previously Disclosed. With respect to such real property that is owned by VCBank, VCBank has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except for the Permitted Encumbrances (as hereinafter defined). With respect to such real property that is leased by VCBank, VCBank has a good and marketable leasehold estate in and to such property, free and clear of all Liens, leases and other imperfections of title or survey, except for the Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (ii) Liens set forth in policies for title insurance of such properties delivered to CVCY and Central Valley Community Bank that have been accepted in writing by

CVCY and Central Valley Community Bank, or (iii) as Previously Disclosed. VCBank has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to CVCY and Central Valley Community Bank; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither VCBank nor the landlord thereunder is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enjoyable obligations of the parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease, VCBank has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that VCBank’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided VCBank is not in default of any of its obligations pursuant to any such lease beyond the expiration of any notice and cure periods. All real and personal property owned by VCBank or presently used by it in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. VCBank has good and marketable and insurable title, free and clear of all Liens to all of its material properties and assets, other than real property, except (1) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (2) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and (3) as Previously Disclosed. All personal property which is material to VCBank’ business and leased or licensed by VCBank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
(u)    Intellectual Property. Except as Previously Disclosed, VCBank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses (the “Proprietary Rights”), free and clear of any material Liens, all of which have been Previously Disclosed and VCBank has not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of VCBank, the operation of the business of VCBank does not infringe or violate the intellectual property of any third party. VCBank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. The validity, continuation and effectiveness of all licenses, contracts and other agreements relating to the Proprietary Rights used in or necessary for the conduct of the business of VCBank as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of VCBank in and to VCBank’s Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement. VCBank has taken commercially reasonable measures to protect the Proprietary Rights used in its businesses, including the confidentiality and value of all trade secrets that are owned, used or held by VCBank, including by maintaining policies that require employees, licensees, consultants or other third parties with access to such trade secrets to keep such trade secrets confidential ("Confidentiality Policies"). To the knowledge of VCBank, such C onfidentiality Policies have not been violated by any employees, licensees, consultants or other third parties who have been granted access to such trade secrets. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment (collectively, the "IT Assets") of VCBank operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by VCBank in connection with its business, and have not materially malfunctioned or failed within the past five (5) years. To the knowledge of VCBank, no Person has gained unauthorized access to the IT Assets. VCBank has implemented and has verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. VCBank has taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable Law with respect to data protection and privacy.
(v)    Fiduciary Accounts. VCBank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. Neither VCBank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
(w)    Books and Records. The books, records, systems, data and information of VCBank (i) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of VCBank and (ii) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of VCBank (including all means of access thereto and therefrom).
(x)    Insurance. VCBank has Previously Disclosed, and provided true, correct and complete copies of, all of the material insurance policies, binders, or bonds currently maintained by VCBank (“Insurance Policies”). VCBank is insured with reputable insurers against such risks and in such amounts as the management of VCBank have reasonably determined to be prudent in accordance with industry practices; all the Insurance Policies are in full force and effect; VCBank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion and all of the Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date.
(y)    Allowance For Loan Losses. VCBank’s allowance for loan losses is, and the Closing Allowance shall be as of the Closing Date, in compliance with VCBank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(z)    Transactions With Affiliates. Except as Previously Disclosed, there are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers or employees of VCBank or any Affiliate of VCBank, relating to, arising from or affecting VCBank, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of VCBank, with or without adequate compensation, in any amount whatsoever. All outstanding loans from VCBank to its officers and directors have been Previously Disclosed, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof, and such loans (i) were originated in compliance with all applicable Laws, (ii) were made in the ordinary course of business, and on the same terms, including interest rate an collateral, as those prevailing at the time for comparable arms’-length transactions, (iii) did not involve more that the normal risk of collectability or present other unfavorable features, and (iv) were not granted under conditions where the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O of the Federal Reserve Board.
(aa)    Material Facts. No statement contained in this Agreement, including the Disclosure Schedule of VCBank, or any certificate furnished or to be furnished by or at the direction of VCBank to CVCY or Central Valley Community Bank or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.
4.3.    Representations and Warranties of CVCY and Central Valley Community Bank. Each of CVCY and Central Valley Community Bank hereby represent and warrant to VCBank that, except as Previously Disclosed:
(a)    Organization, Standing and Authority. CVCY is a corporation duly organized and validly existing under the laws of the State of California. CVCY is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act. CVCY has the requisite authority from the Federal Reserve Board, CDFI and FDIC to own and control Central Valley Community Bank. Central Valley Community Bank is a bank duly organized and validly existing under the laws of the State of California. Central Valley Community Bank is duly authorized by the CDFI to conduct business as a commercial bank. Each of CVCY and Central Valley Community Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not materially impair the ability of CVCY or Central Valley Community Bank to perform their respective obligations under this Agreement or materially impede the consummation of the transactions contemplated hereby, or would not otherwise have a material adverse effect on the business or operations of CVCY or Central Valley Community Bank. Each of CVCY and Central Valley Community Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where failure to be so licensed or qualified would not materially impair the ability of CVCY or Central Valley Community Bank to perform their respective obligations under this Agreement or materially impede the consummation of the transactions contemplated hereby, or would not otherwise have a material adverse effect on the business or operations of CVCY or Central Valley Community Bank.
(b)    Corporate Power. Each of CVCY and Central Valley Community Bank has, the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of CVCY and Central Valley Community Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of all necessary approvals of Governmental Authorities.
(c)    Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CVCY and Central Valley Community Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by CVCY and Central Valley Community Bank and, assuming due authorization, execution and delivery by VCBank, this Agreement is a valid and legally binding agreement of each of CVCY and Central Valley Community Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(d)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CVCY, Central Valley Community Bank, or any of their affiliates in connection with the execution, delivery or performance by CVCY or Central Valley Community Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and approvals or waivers by the CDFI, the FDIC and the Federal Reserve Board (ii) the filing and effectiveness of an SEC registration statement on Form S-4 or the filing of a permit application for and the issuance of the California Permit by the California Department of Corporations, and (iii) the filing of the merger agreement with the California Secretary of State and the CDFI with respect to the Merger.
(ii)    Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, the execution, delivery and performance of this Agreement by CVCY and Central Valley Community Bank the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CVCY or Central Valley Community Bank by which any of their respective properties are subject or bound, (B) constitute a breach or violation of, or a default under the governing documents of CVCY or Central Valley Community Bank or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
(e)    Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of CVCY (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of CVCY) has been set forth in the SEC Reports (defined below). All of the outstanding shares of capital stock of CVCY are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of CVCY. Except as specified in the SEC Reports: (i) no shares of CVCY’s outstanding capital stock are subject to preemptive rights or any other similar rights; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of CVCY or contracts, commitments, understandings or arrangements by which CVCY or Central Valley Community Bank is or may become bound to issue additional shares of capital stock of CVCY or Central Valley Community Bank or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of CVCY or a Subsidiary, other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports; (iii) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of CVCY or Central Valley Community Bank or by which CVCY or Central Valley Community Bank is bound; and (iv) CVCY and Central Valley Community Bank have no liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, which, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on CVCY or Central Valley Community Bank. The shares of CVCY Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.
(f)    SEC Reports. CVCY has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2012 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of CVCY has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(g)    Financial Statements. The financial statements of CVCY included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of CVCY and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.
(h)    Tax Matters. CVCY and each of its Subsidiaries has (i) filed all material Tax Returns that they are required to have filed, and all such Tax Returns are true, correct and complete in all material respects, and (ii) paid all material Taxes that they are required to have paid, other than Taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
(i)    Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVCY.
(j)    Regulatory Matters.
(iv)    Neither CVCY, Central Valley Community Bank nor any of their respective Affiliates nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority.
(v)    Neither CVCY nor Central Valley Community Bank has been advised by, nor does either CVCY or Central Valley Community Bank have knowledge of facts which could reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.
(vi)    The most recent regulatory rating given to Central Valley Community Bank as to compliance with the Community Reinvestment Act is “Satisfactory” or higher. Since the last regulatory examination of Central Valley Community Bank with respect to Community Reinvestment Act compliance, Central Valley Community Bank has not received any complaints from a Governmental Authority as to Community Reinvestment Act compliance.

(k)    Insurance. CVCY and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as CVCY believes to be prudent and customary in the businesses and locations in which CVCY and the Subsidiaries are engaged. Neither CVCY nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to CVCY’s knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on CVCY.
(l)    Legal Proceedings. There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon CVCY, Central Valley Community Bank or their respective assets which would prevent or delay the consummation of the transactions contemplated hereby by CVCY or Central Valley Community Bank.
(m)    No Brokers. Other than CVCY’s engagement of Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), whose fees and costs will be borne by CVCY, no action has been taken by CVCY, or Central Valley Community Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.
(n)    Financing. Subject to the receipt of any necessary regulatory approvals to pay a cash dividend from Central Valley Community Bank to CVCY to fund all or any portion of the Aggregate Cash Consideration, Central Valley Community Bank has, and will have available to it at the Effective Time, immediately available funds necessary to consummate the transactions contemplated hereby and to pay the cash portion of the Aggregate Merger Consideration
(o)    Tax Matters. CVCY has no knowledge of any circumstances that could be expected to prevent an executive officer of CVCY from certifying, on behalf of CVCY, the accuracy of the representations included in the form attached as Annex F hereto as of the Closing Date.
ARTICLE V

COVENANTS
5.1.    Reasonable Efforts. Subject to the terms and conditions of this Agreement, VCBank, on the one hand, and CVCY and Central Valley Community Bank, on the other hand, agree to use their commercially reasonable efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

5.2.    Regulatory Filings.
(a)    Subject to the other provisions of this Agreement, CVCY, Central Valley Community Bank and VCBank shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by CVCY or Central Valley Community Bank as soon as reasonably practicable after the execution hereof and in any event, with respect to any filings seeking approval to consummate the Merger, within 45 days.
(b)    Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority.
5.3.    Registration Statement. It is intended that the CVCY Common Stock to be issued pursuant to this Agreement will be registered under the Securities Act on Form S‑4 with the SEC (the “Registration Statement”). CVCY and VCBank shall use their commercially reasonable efforts to file, within 60 days of the date of this Agreement, subject to applicable Law and CVCY’s eligibility to make such a filing, for purposes of registering under the Securities Act the offering and issuance of the shares of CVCY Common Stock to be issued in the Merger, in which case:
(a)    VCBank shall promptly advise CVCY, and CVCY shall promptly advise VCBank, in writing if at any time it shall have obtained knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statements and/or prospectus to be sent to Shareholders in connection with VCBank Shareholders Meeting, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law, and VCBank and CVCY shall cooperate in filing with the SEC or its staff or any other government officials, and/or delivering to the holders of VCBank capital stock, any such amendment or supplement;
(b)    VCBank and CVCY shall prepare, and CVCY shall file with the SEC, the Registration Statement, which shall include the Proxy Statement, and CVCY shall use its commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable thereafter;
(c)    each party hereto shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing;

(d)    the Registration Statement, the Proxy Statement and any other materials submitted to the Shareholders in connection with VCBank Shareholders’ Meeting will comply in all materials respects with applicable Law;
(e)    the information supplied by VCBank for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of VCBank Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(f)    the information supplied by the CVCY for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective and (ii) the Effective Time or the date of VCBank Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and
(g)    if the SEC requires a tax opinion in connection with the filing of the Registration Statement, (i) CVCY shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to CVCY and (ii) VCBank shall use its commercially reasonable efforts to cause its counsel to provide such opinion addressed to VCBank; provided, that the issuance of such opinions shall be conditioned upon the receipt by such counsels of customary representation letters from each of VCBank, Central Valley Community Bank and CVCY in a form reasonably agreed to by the parties, and the parties shall otherwise reasonably cooperate with each other in the issuance of such legal opinions.
5.4.    Nasdaq Global Select Market. CVCY shall use its commercially reasonable efforts to cause the shares of CVCY Common Stock issuable in connection with the Merger to be authorized for listing on The Nasdaq Global Select Market (“Nasdaq”), as of the Effective Time.
5.5.    Press Releases. CVCY, Central Valley Community Bank and VCBank shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.
5.6.    Access; Information.
(a)    Upon reasonable notice from CVCY and subject to applicable laws relating to the exchange of information, VCBank shall afford CVCY, Central Valley Community Bank and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of VCBank and to such other information relating to VCBank as CVCY or Central Valley Community Bank may reasonably request and, during such period, it shall furnish to CVCY and Central Valley Community Bank all information concerning the business, properties and personnel of VCBank as CVCY or Central Valley Community Bank may reasonably request. Upon reasonable notice from VCBank and subject to applicable laws relating to the exchange of information, CVCY and Central Valley Community Bank shall afford VCBank and their respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of CVCY and Central Valley Community Bank and to such other information relating to CVCY or Central Valley Community Bank as VCBank may reasonably request and, during such period, it shall furnish to VCBank all information concerning the business, properties and personnel of CVCY or Central Valley Community Bank as VCBank may reasonably request.
(b)    Until the Effective Time, a representative of CVCY shall be entitled and shall be invited to attend meetings of the Board of Directors of VCBank and all committees thereof. At least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to CVCY except that in the case of special meetings CVCY shall receive the same number of days' prior notice as the directors of VCBank receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to this Agreement or the transactions contemplated thereby, or the exercise of any rights thereunder, by VCBank, (ii) involve discussions between the Board of Directors or Loan Committees and legal counsel for VCBank that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of CVCY, or (iii) constitute the Executive Session of any Board of Directors meeting. VCBank shall furnish CVCY, as soon as practicable, and in any event within five (5) days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report or agenda submitted to the Board of Directors of VCBank or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that VCBank need not furnish CVCY any materials relating to deliberations of the Board of Directors of VCBank, as the case may be, with respect to (i) this Agreement, or the transactions contemplated thereby, or the exercise of any rights thereunder, by VCBank, (ii) communications of legal counsel of VCBank with the Board of Directors or officers of VCBank regarding VCBank’s rights against or obligations to CVCY or Central Valley Community Bank under this Agreement, or (iii) books, records and documents covered by the attorney-client privilege or which are attorneys' work product. Without limiting the generality of the foregoing, VCBank shall provide to Central Valley Community Bank a list of all loans, which when aggregated with all other loans outstanding or committed to each customer and its affiliates would exceed $250,000 for such customer and its affiliates, scheduled to be considered by the VCBank Loan Committee and, within five (5) days following such meetings, a copy of the related credit authorization documentation. The Board or committee materials to be distributed to CVCY pursuant to this Section 5.7(b) shall be delivered to Daniel J. Doyle at the address listed in Section 8.7 hereof.

(c)    VCBank shall cooperate, and use its commercially reasonable efforts to cause its independent auditor to cooperate, at VCBank’s expense, with CVCY and its independent auditor in order to enable CVCY and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for VCBank that may be required by CVCY or Central Valley Community Bank in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, VCBank agrees that it will: (i) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement, periodic report or other document that it is required to be delivered to shareholders of CVCY or filed by CVCY or any of its Subsidiaries or Affiliates and (ii) execute and deliver, and cause its officers to execute and deliver (including former officers of VCBank after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or VCBank or CVCY may respectively reasonably request under the circumstances.
(d)    Until the Effective Time, CVCY and Central Valley Community Bank shall furnish VCBank, as soon as practicable, and in any event within five (5) days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any material report or agenda submitted to the Board of Directors of CVCY and Central Valley Community Bank or any of its committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that CVCY and Central Valley Community Bank need not furnish VCBank any materials relating to deliberations of the Board of Directors of CVCY or Central Valley Community Bank, as the case may be, with respect to (i) this Agreement, or the transactions contemplated thereby, or the exercise of any rights thereunder, by CVCY or Central Valley Community Bank, (ii) communications of legal counsel of CVCY or Central Valley Community Bank with the Board of Directors or officers of CVCY or Central Valley Community Bank regarding CVCY’s or Central Valley Community Bank’s rights against or obligations to VCBank under this Agreement, or (iii) books, records and documents covered by the attorney-client privilege or which are attorneys' work product. The board or committee materials to be distributed to VCBank pursuant to this Section 5.6(d) shall be delivered to Thomas J. Beene at the address listed in Section 8.7 hereof. Notwithstanding anything in this Agreement to the contrary, neither CVCY nor Central Valley Community Bank shall have any obligation to deliver any confidential or proprietary information to VCBank unless and until VCBank executes a confidentiality agreement with CVCY and Central Valley Community Bank on terms and conditions reasonably acceptable to CVCY and Central Valley Community Bank (“CVCY Confidentiality Agreement”).
(e)    All information furnished to CVCY or Central Valley Bank pursuant to this Section 5.6 shall be subject to the provisions of the confidentiality agreement, dated as of June 13, 2012 between CVCY and FIG Partners, LLC, on behalf of VCBank (the “Confidentiality Agreement”). All information furnished to VCBank pursuant to this Agreement shall be subject to the provisions of the CVCY Confidentiality Agreement.

(f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.
5.7.    Acquisition Proposals.
(a)    VCBank shall, and shall cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any written or oral discussions, negotiations or communication with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of VCBank or any Affiliate thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. VCBank has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of VCBank other than CVCY, Central Valley Community Bank and its financial and legal advisors.
(b)    From the date of this Agreement through the Effective Time, VCBank shall not, and shall cause its Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or take any other action designed to facilitate or that could reasonably be expected to result in, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than CVCY, Central Valley Community Bank or their respective Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (x) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of VCBank, (y) direct or indirect acquisition or purchase of more than 5% of any class of Equity Securities of VCBank, or (z)  merger, consolidation, business combination, recapitalization, tender offer, stock purchase, liquidation, dissolution or similar transaction involving VCBank, other than the transactions contemplated by this Agreement. VCBank agrees that any violation of this Section 5.8 by any Representative of VCBank with the knowledge of VCBank shall be deemed a breach of this Section 5.8 by VCBank. VCBank acknowledges that this Section 5.8 is a significant inducement for CVCY and Central Valley Community Bank to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to shareholders of VCBank in the

Merger, or (ii) a failure to induce CVCY and Central Valley Community Bank to enter into this Agreement.
(c)    VCBank agrees that it will promptly (and, in any event, within 24 hours) notify CVCY and Central Valley Community Bank if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, VCBank or any of their respective Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep CVCY and Central Valley Community Bank informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in VCBank’ intentions as previously notified.
(d)    Notwithstanding the foregoing, in the event VCBank receives an unsolicited bona fide Acquisition Proposal and VCBank's Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), VCBank may take any action described in this Section 5.7(d) to the extent that the Board of Directors of VCBank concludes in good faith (after receipt of advice from its legal counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section 5.7(d), VCBank shall have entered into a confidentiality agreement with such third party on terms no less favorable to VCBank than the Confidentiality Agreement. VCBank will promptly advise CVCY following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep CVCY and Central Valley Community Bank apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of VCBank concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement, (i) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (after receipt of advice from its legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Laws.
5.8.    Approval by Shareholders. As promptly as practicable, but in no event more than three (3) Business Days, after the Registration Statement is declared effective by the SEC pursuant to the Securities Act or after the receipt of a California Permit, VCBank shall (1) submit this Agreement and the transactions contemplated hereby (including the Merger) for approval by holders of VCBank Common Stock at a special meeting to be called and held in accordance with applicable laws (the “VCBank Common Shareholder Meeting”) within with 15 days and (2) submit this Agreement, the transactions contemplated hereby (including the Merger), the Series B Amendment and a proposal to convert the VCBank Preferred Stock to VCBank

Common Stock at the price of $37.50 per share for approval by holders of a majority of the outstanding shares of VCBank Series B Preferred Stock (the “Requisite Preferred Shareholder Approval”) at a special meeting to be called and held in accordance with applicable laws (the “VCBank Preferred Shareholder Meeting”). VCBank shall cause the VCBank Common Shareholder Meeting and the VCB Preferred Shareholder Meeting to take place as promptly as reasonably practicable. In connection with its call of such shareholder meetings, VCBank shall cause its proxy materials to set forth each of their respective directors’ commitment to vote the stock for which he or she has voting authority in favor of the transactions contemplated hereby, to include the recommendation of the VCBank Board that the VCBank shareholders approve this Agreement, the Merger and the transactions contemplated herein, and that the holders of VCBank Series B Preferred approve the Series B Amendment, and to be mailed to the respective VCBank shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the “Proxy Statement”) as soon as practicable following the date hereof. After the execution of this Agreement, VCBank shall promptly prepare its Proxy Statements, which shall be subject to CVCY and Central Valley Community Bank’s review and approval prior to delivery to holders of VCBank capital stock. The VCBank Board shall at all times prior to and during the VCBank Common Shareholder Meeting and the VCBank Preferred Shareholder Meeting, any adjournments and until the Requisite Common Shareholder Approval and the Requisite Preferred Shareholder Approval are obtained, recommend that the transactions contemplated hereby be adopted and approved and use its commercially reasonable efforts to obtain the Requisite Common Shareholder Approval and the Requisite Preferred Shareholder Approval. To the extent VCBank’s shareholders include any Benefit Plan or trust maintained in connection therewith, the VCBank Board shall cause the administrator or other applicable fiduciary for such Benefit Plan to adopt or maintain procedures for the voting of the VCBank capital stock held by the Benefit Plan or its trust which are consistent with applicable fiduciary responsibilities and otherwise reasonably satisfactory to CVCY and Central Valley Community Bank. Except with the prior approval of CVCY and Central Valley Community Bank, neither VCBank nor any member of the VCBank Board shall, at the VCBank Common Shareholder Meeting or the VCBank Preferred Shareholder Meeting, submit any other matters for approval of its shareholders.
5.9.    Notice of Redemption VCBank Series B Preferred; Redemption. In the event that the Requisite Preferred Shareholder Approval has not been obtained by the date that is 30 days prior to the earliest date that VCBank may redeem the VCBank Preferred Stock in accordance with the VCBank Articles as in effect on the date of this Agreement, then, subject to the receipt of either the California Permit or the effectiveness of the Registration Statement, and in any event after the record date for determining holders of record of VCBank Common Stock entitled to vote with respect to the Requisite Common Stock Approval, VCBank shall notify holders of VCBank Series B Preferred Stock that all such shares shall be redeemed as of a date no later than the date preceding the Closing Date (the “Mandatory Conversion Date”), and providing a form of notice allowing such holders to convert such VCBank Series B Preferred Stock to VCBank Common Stock in accordance with the VCBank Articles. On the Mandatory Conversion Date, VCBank shall redeem all outstanding shares of VCBank Series B Preferred Stock in accordance with the VCBank Articles.
5.10.    Certain Policies and Actions. Prior to the Closing Date, VCBank shall,

consistent with GAAP and applicable banking laws and regulations, to the extent requested by CVCY, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CVCY and Central Valley Community Bank; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 6.1(a); and further provided that in any event, no accrual or reserve made by VCBank pursuant to this Section 5.10 shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant or agreement under this Agreement or otherwise be considered in determining whether any such breach or violation shall have occurred; and provided further, that no such modifications or changes will reduce VCBank’s Closing Shareholders Equity except to the extent that they exceed in the aggregate the maximum amount of Transaction Expenses specified in the definition thereof. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of VCBank or its management with any such adjustments. VCBank shall tender notices of termination of any vendor agreement requested by Central Valley Community Bank.
5.11.    Notification of Certain Matters. VCBank shall give prompt notice to CVCY and Central Valley Community Bank of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to VCBank, (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (iii) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.
5.12.    Estoppel Letters and Consents. VCBank shall use its commercially reasonable efforts to obtain and deliver to Central Valley Community Bank at the Closing the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedule of VCBank (the “Consents”). Any fees and charges or other consideration, however designated, that are payable in connection with any Consent or estoppel letter shall be promptly paid by, and shall be the sole responsibility of VCBank. Where required by law or by agreements with third parties, VCBank shall use commercially reasonable efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a Material Adverse Effect on VCBank, CVCY or Central Valley Community Bank or that will or would reasonably be expected to prevent CVCY and Central Valley Community Bank from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.
5.13.    Antitakeover Statutes. Each of CVCY, Central Valley Community Bank and VCBank and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

5.14.    Notice to VCBank Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, VCBank shall permit Central Valley Community Bank to provide one or more written notices (which may be joint notices from VCBank and Central Valley Community Bank) to customers of VCBank to describe the proposed transactions, the effect on customers and planned transition procedures. VCBank shall have the right to review and approve the substance of any such communications, provided that VCBank shall not unreasonably withhold, delay or condition its approval.
5.15.    VCB Financial Statements.
(a)    VCBank shall deliver or make available to CVCY at or prior to the Effective Date true and correct copies of (w) all financial statements provided to VCBank shareholders and/or provided to its directors on or after the date hereof and through the Effective Date, (x) all Reports of Condition and Income required to be submitted to the FDIC with respect to quarters after March 31, 2012, (y) its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for all quarters and years ending after March 31, 2012, and (z) consolidated balance sheets for all quarters and years ending after March 31, 2012. Such consolidated financial statements for years ending after December 31, 2011 and 2012, shall be audited by Crowe Horwath, LLP, and shall include an opinion of such firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of VCBank at the date indicated and for such period then ending. Such Reports of Condition and Income shall prepared in accordance with applicable Federal Financial Institutions Examination Council instructions.
(b)    VCBank shall deliver to CVCY copies of all annual management letters and opinions, and shall make available to CVCY for inspection all reviews, correspondence and other documents in the files of VCBank, prepared by Crowe Horwath LLP or any other certified public accountant engaged by VCBank and delivered to VCBank or any of its subsidiaries since January 1, 2010.
(c)    To confirm satisfaction of the condition in Section 6.3(j) and for purposes of assisting CVCY in the calculation of the Aggregate Merger Consideration, at least five Business Days before the Closing Date, VCBank shall provide to CVCY and Central Valley Community Bank (i) VCBank’s financial statements as of the date that the Closing Shareholders’ Equity is measured and (ii) a certificate of its chief financial officer as to the accuracy of such financial statements and confirming that VCBank is not aware that such financial statements required any material modifications in order to comply with GAAP, including regulatory guidelines and requirements with respect to loan classifications, appraisals and the adequacy of the allowance for loan losses. CVCY and Central Valley Community Bank shall be permitted reasonable review and inquiry with respect to all elements of the financial statements and the supporting certificate.
5.16.    CVCY Financial Statements.
(a)    CVCY shall deliver or make available to VCBank at or prior to the Effective Date true and correct copies of (w) all financial statements provided to CVCY shareholders and/or provided to its directors on or after the date hereof and through the Effective Date. Such consolidated financial statements for years ending after December 31, 2011 shall be audited and shall include an opinion of CVCY’s auditing firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of CVCY at the date indicated and for such period then ending.
(b)    CVCY shall deliver to VCBank copies of all annual management letters and opinions, and shall make available to VCBank for inspection all reviews, correspondence and other documents in the files of CVCY, prepared by Crowe Horwath LLP or any other certified public accountant engaged by CVCY and delivered to CVCY or any of its subsidiaries since January 1, 2010.
5.17.    Indemnification; Directors and Officers Insurance.
(a)    From and after the Effective Time, Central Valley Community Bank shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the VCBank Articles and VCBank Bylaws), each present and former director and officer of VCBank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by Central Valley Community Bank.
(b)    Any Indemnified Party wishing to claim indemnification under Section 5.17(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CVCY and Central Valley Community Bank; provided that failure to so notify will not affect the obligations of Central Valley Community Bank under Section 5.18(a) unless and to the extent that Central Valley Community Bank is actually and materially prejudiced as a consequence.
(c)    The rights of each Indemnified Party under this Section 8.17 shall be in addition to any rights such individual may have under the VCBank Articles and VCBank Bylaws or any other applicable laws or under any agreement of any Indemnified Party with VCBank. If Central Valley Community Bank or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Central Valley Community Bank will cause proper provision to be made so that the successors and assigns of Central Valley Community Bank will assume the obligations of Central Valley Community Bank set forth in this Section 8.17.
(d)    CVCY shall use its commercially reasonable efforts (and VCBank shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six

(6) years after the Effective Time VCBank’s existing directors’ and officers’ liability insurance policy (provided that CVCY may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of VCBank given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that CVCY shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to VCBank’s directors and officers, 250% of the annual premium payments on VCBank’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CVCY shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, CVCY, or VCBank with the prior written consent of CVCY (not to be unreasonably withheld) (in the case of the VCBank, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six (6)-year “tail” prepaid policy providing equivalent coverage to that described in this Section 8.17(d).
(e)    The provisions of this Section 8.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.
5.18.    Termination Agreements. VCBank shall enter into agreements, in the forms attached hereto as Annex G, terminating the Life Insurance Endorsement Method Split Dollar Plan Agreements as contemplated in Schedule 3.1(f) of the Disclosure Schedule of VCBank.

5.19    Termination of 401(k) Plan.VCBank shall take all necessary actions to terminate the Visalia Community Bank 401(K) Profit Sharing Plan (the “401(k) Plan”) prior to the Closing Date. Such actions shall include, but shall not be limited to, the adoption by VCBank’s Board of Directors prior to the Closing of a resolution in a form and substance satisfactory to CVCY pursuant to which:
(a)    The 401(k) Plan is terminated effective as of the date immediately preceding the Closing Date (the “Plan Termination Date”).
(b)    No person is permitted to become a participant in the 401(k) Plan after the Plan Termination Date.
(c)    No contributions are made to the 401(k) Plan with respect to service or compensation after the Plan Termination Date.
(d)    All persons who are or have been participants in the 401(k) Plan shall be fully vested in their accounts under the 401(k) Plan as of the Plan Termination Date to the extent required by the terms of the 401(k) Plan, or as necessary to keep the 401(k) Plan in compliance with all applicable requirements for tax-qualified status under Section 401(a) of the Code.

(e)    The 401(k) Plan shall be amended in the manner and to the extent necessary to bring it into compliance with all applicable requirements for tax-qualified status under Section 401(a) of the Code.
(f)    On termination, the assets of the 401(k) Plan shall be distributed to participants to the extent such distribution is consistent with the requirements for tax-qualified status under Section 401(a) of the Code and the distribution restrictions applicable under Section 401(k) of the Code (i) as soon as administratively feasible after either the Plan Termination Date, or (ii) if an application is made to the IRS for a letter of determination regarding the effect of the termination of the 401(k) Plan on its tax-qualified status, as soon as administratively feasible after either receipt of a letter with respect to such application or, if such application is withdrawn, the date of withdrawal.
(g)    No loans shall be made by or with respect to the 401(k) Plan after the Plan Termination Date. Participants with outstanding loans under the 401(k) Plan shall continue to make loan payments after the Plan Termination Date in accordance with the terms applicable to such loans.
(h)    Upon termination, any unallocated forfeitures held in the 401(k) Plan shall be allocated in accordance with the plan terms.

5.20    Director Nominee. Concurrent with and contingent upon the Effective Time and subject to any fiduciary obligations of the Board of Directors of CVCY (the “CVCY Board”), the CVCY Board shall cause the exact number of directors of the CVCY Board to be increased by one (1) director and shall appoint F. T. Elliott, IV (“Board Nominee”), to fill the newly-created vacancy on the CVCY Board, in accordance with the Bylaws of CVCY. Such Board Nominee shall hold office until the first annual meeting of shareholders of CVCY following the appointment, until his or her successor is elected and qualified or until otherwise removed; provided, however, that in the event that all approvals from Governmental Authorities (including, without limitation, approvals of the Merger from the FDIC and CDFI) have been received before the date that the proxy materials for the 2013 shareholders’ meeting of CVCY are mailed and the Effective Date is scheduled to occur before the annual shareholders’ meeting of the CVCY shareholders, such Board Nominee shall be nominated for election to the CVCY Board at the 2013 annual shareholders meeting of CVCY provided that such nominee satisfies the standards of the CVCY nominating committee and subject to the fiduciary duties of the CVCY Board and nominating committee.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE TRANSACTION
6.1.    Conditions to Each Party’s Obligation to Effect the Transactions Contemplated Hereby. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:
(a)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which CVCY and Central Valley Community Bank reasonably determine in good faith would or could reasonably be expected to have, individually or in the aggregate, materially and adversely reduce the financial benefits of the transactions contemplated hereby to such a degree that CVCY and Central Valley Community Bank would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof have a Material Adverse Effect on CVCY, Central Valley Community Bank or VCBank (any such condition, restriction or requirement, a “Burdensome Condition”).
(b)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.
(c)    Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of VCBank Common Stock (the “Requisite Common Stock Approval”).
(d)    Effectiveness of Registration Statement. Either: (a) the Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved or (b) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit.
6.2.    Conditions to Obligations of VCBank. The obligations of VCBank to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by VCBank prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of CVCY and Central Valley Community Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of CVCY and Central Valley Community Bank set forth in the first three sentences of Section 4.3(a)

(3) and Section 4.2(c) shall be true and correct as of such dates in all respects, and VCBank shall have received a certificate or certificates, dated the Closing Date, signed on behalf of CVCY and Central Valley Community Bank by the Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(b)    Performance of Obligations of CVCY and Central Valley Community Bank. Each of CVCY and Central Valley Community Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and VCBank shall have received a certificate or certificates, dated the Closing Date, signed on behalf of CVCY and Central Valley Community Bank by the Chief Executive Officer and the Chief Financial Officer of each such entity to such effect.
(c)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on CVCY.
(d)    Nasdaq Listing of CVCY Stock. The shares of CVCY Common Stock to be issued as part of the Per Share Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(e)    Tax Certificate. CVCY shall have delivered to VCBank a certificate substantially in the Form of Annex F to this Agreement, dated as of the Closing Date, signed on behalf of CVCY by an executive officer of CVCY.
(f)    Other Actions. CVCY and Central Valley Community Bank shall have furnished VCBank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as VCBank may reasonably request.
6.3.    Conditions to Obligation of CVCY and Central Valley Community Bank. The obligations of CVCY and Central Valley Community Bank to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by CVCY and Central Valley Community Bank prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of VCBank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations of VCBank set forth in the first three sentences in Section 4.2(a), Section 4.2(d), Section 4.2(e)(1) and Section 4.2(e)(2) shall be true and correct as of such dates in all respects, and CVCY and Central Valley Community Bank shall have received a certificate, dated the Closing Date and signed on behalf of VCBank by its Chief Executive Officer and the Chief Financial Officer, to such effect.
(b)    Performance of Obligations of VCBank. VCBank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and CVCY and Central Valley Community Bank shall have received a certificate, dated the Closing Date, signed on behalf of VCBank by the Chief Executive Officer and the Chief Financial Officer of VCBank to such effect.
(c)    Estoppel Letters and Consents. VCBank shall have delivered fully executed estoppel letters and Consents as provided in Section 5.9.
(d)    Benefits Summary Acknowledgements. CVCY and Central Valley Community Bank shall have received a Benefits Summary Acknowledgment, in the form attached hereto as Annex H, executed by each of the persons listed on Exhibit 6.3(d).
(e)    Nonsolicitation and Noncompetition Agreements. (i) The President and Chief Executive Officer of VCBank, Thomas J. Beene, shall have executed a Key Employee Nonsolictation Agreement in the form of Annex C (the “Key Employee Agreement”) and (ii) each of the Significant Shareholders and directors of VCBank (other than Mr. Beene) shall have executed and delivered to CVCY and Central Valley Community Bank a Director Noncompetition Agreement in the form of Annex D (the “Noncompete Agreements”).
(f)    Tax Certificate. VCBank shall have delivered to CVCY a certificate substantially in the Form of Annex E to this Agreement, dated as of the Closing Date, signed on behalf of BC Bank by its Chief Financial Officer.
(g)    FIRPTA Certificate. VCBank shall have delivered to CVCY a properly executed statement from VCBank that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to CVCY.
(h)    Shareholder Approvals; Dissenters’ Rights. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of VCBank Common Stock (the “Requisite Common Shareholder Approval”). Shareholders holding not more than five percent (5%) of the outstanding shares of VCBank Common Stock shall have exercised or shall have continuing rights to exercise dissenters’ rights under the CGCL with respect to the transactions contemplated by this Agreement.
(i)    Preferred Stock. All outstanding shares of the VCBank Series B Preferred Stock shall have been converted into shares of VCBank Common Stock or redeemed by VCBank prior to the Effective Time in accordance with the VCBank Articles so that no VCBank Series B Preferred Stock is outstanding.

(j)    Closing Shareholder Equity. VCBank’s Closing Shareholder Equity shall be not less than $18,500,000.
(k)    Termination Agreements. Central Valley Community Bank shall have received fully executed agreements, in the forms attached hereto as Annex G, terminating the Life Insurance Endorsement Method Split Dollar Plan Agreements, as contemplated in Schedule 3.1(f) of the Disclosure Schedule of VCBank.
(l)    Lease Extensions. Central Valley Community Bank shall have received fully-executed lease amendments, in form and substance reasonably acceptable to Central Valley Community Bank consistent with the requirements of Exhibit 6.3(l), pursuant to which the terms of the following leases are extended: (A) that certain Commercial Lease dated May 18, 1998 by and between J&L Investments and VCBank relating to the premises commonly known as 2245 W. Caldwell Avenue, Visalia, California, and (B) that certain Mission Oaks Plaza Build to Suit Lease Between World-Wide Sires, Inc. and VCBank dated November 5, 1998, as amended.
(m)    Title Insurance Policies. Central Valley Community Bank shall have received CLTA/ALTA title insurance policies, at its sole expense, insuring CVCY and Central Valley Community Bank with respect to each real property interest owned or leased by VCBank subject only to the Permitted Encumbrances.
(n)    Nondisturbance Agreements. Central Valley Community Bank shall have received fully-executed nondisturbance agreements for all properties leased by VCBank in form and substance acceptable to Central Valley Community Bank.
(o)    Director Resignations. Central Valley Community Bank shall have received written resignations from all of the directors of VCBank.
(p)    Regulatory Actions. Neither CVCY nor Central Valley Community Bank shall be, as a result of the Merger, subject to any memorandum of understanding, cease and desist order or other agreement with any Governmental Authority (“Regulatory Actions”). In the even that VCBank is subject to any Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this provision shall be deemed to have not been satisfied.
(q)    No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on VCBank.
(r)    Other Actions. VCBank shall have furnished CVCY with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as CVCY and Central Valley Community Bank may reasonably request.

ARTICLE VII

TERMINATION
7.1.    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:
(a)    Mutual Consent. By the mutual consent in writing of CVCY, Central Valley Community Bank and VCBank.
(b)    Breach.
(i)    By VCBank, if VCBank is not in material breach of any of the terms of this Agreement, in the event of a material breach by CVCY or Central Valley Community Bank of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other then uncured breaches by VCBank (i) cannot be or has not been cured within the sooner to occur of: (A) September 30, 2013 or (B) thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (ii) would entitle VCBank not to consummate the transactions contemplated hereby under Section 6.2(a) or (b).
(ii)    By CVCY and Central Valley Community Bank, if none of CVCY or Central Valley Community Bank is in material breach of any of the terms of this Agreement, in the event of a material breach by VCBank of any representation, warranty, covenant or agreement contained herein, which breach, individually or together with all such other then uncured breaches by CVCY or Central Valley Community Bank (A) cannot be or has not been cured within the sooner to occur of: (1) September 30, 2013 or (2) thirty (30) Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle CVCY and Central Valley Community Bank not to consummate the transactions contemplated hereby under 6.3(a) or (b).
(c)    Delay. By CVCY and Central Valley Community Bank, on the one hand, or VCBank, on the other hand, in the event that the transactions contemplated hereby is not consummated by September 30, 2013, except to the extent that the failure of the transactions contemplated hereby then to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 7.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement.
(d)    No Regulatory Approval. By CVCY and Central Valley Community Bank, on the one hand, or VCBank, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or by CVCY and Central Valley Community Bank in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 7.1(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.
(e)    Breach of No Solicitation or Negotiation. By CVCY and Central Valley Community Bank, if VCBank shall have breached the covenants contained in Section 5.8 above.
(f)    Change of Recommendation. By CVCY and Central Valley Community Bank if the VCBank Board shall have (i) altered or modified its favorable recommendation of this Agreement to VCBank shareholders in a manner adverse to CVCY or Central Valley Community Bank, (ii) recommended, endorsed, accepted or agreed to an Acquisition Proposal, or (iii) resolved to do any of the foregoing; provided, however, that nothing in this Section 7.1(f) shall affect the obligations of VCBank under Sections 5.8 and 5.9 above.
(g)    Shareholders Equity. By CVCY and Central Valley Community Bank, if VCBank’s Closing Shareholders Equity is or is reasonably expected to be less than $18,500,000.
(h)    Trading Collar.
(i)    By VCBank, upon its written notice to CVCY within the two (2) business days following the Determination Date (as defined below), in the event of all of the following:
(A)    CVCY does not have the right to terminate this Agreement pursuant to Sections 7.1(b)(ii), 7.1(e) or 7.1(f) of this Agreement, or CVCY has the right to terminate this Agreement pursuant to Sections 7.1(b)(ii), 7.1(e) or 7.1(f) of this Agreement and does not exercise such right;
(B)    The CVCY Determination Price (as defined below) on the Determination Date is less than eighty-five percent (85%) of the Assigned CVCY Common Share Price (the “Lower Collar Price” and the difference between the CVCY Determination Price and the Lower Collar Price, the “Lower Determination Price Difference”); and
(C)    (1) the number obtained by dividing the CVCY Determination Price by the Assigned CVCY Common Share Price (the “CVCY Change Ratio”) is less than eighty-five percent (85%) of (2) the Index Change Ratio (as defined below).
(ii)    If VCBank elects to exercise its termination right pursuant to Section 7.1(h)(i), it shall give written notice to CVCY within two (2) Business Days after the Determination Date, and such termination will be effective on the third Business Day after the giving of such notice (the “VCBank Effective Termination Date”); provided that within two (2) Business Days after CVCY’s receipt of such notice, CVCY shall have the option to increase the

Aggregate Merger Consideration by an amount equal to (A) the number of shares of CVCY Common Stock comprising the Aggregate Stock Consideration immediately preceding this adjustment, multiplied by (B) the lesser of (I) the Lower Determination Price Difference or (II) the amount by which the CVCY Determination Price is less than the amount that would yield a CVCY Change Ratio of eighty-five percent (85%) of the Index Change Ratio if such amount were the CVCY Determination Price. Such adjustment, if any, to the Aggregate Merger Consideration can be effected by an increase in the Aggregate Cash Consideration, the Aggregate Stock Consideration (with such additional shares of CVCY Common Stock valued at the CVCY Determination Price) or a combination of the Aggregate Cash Consideration and the Aggregate Stock Consideration, at CVCY’s discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. If CVCY so elects, it shall timely give written notice to VCBank of such election and of the CVCY Increase, whereupon no termination shall be deemed to have occurred pursuant to Section 7.1(h)(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Merger Consideration shall have been so modified).
(iii)    By CVCY, upon its written notice to VCBank within the two (2) business days following the Determination Date, in the event of all of the following:
(A)    VCBank does not have the right to terminate this Agreement pursuant to Section 7.1(b) of this Agreement, or VCBank has the right to terminate this Agreement pursuant to Section 7.1(b) of this Agreement and does not exercise such right;
(B)    The CVCY Determination Price on the Determination Date is greater than one hundred fifteen percent (115%) of the Assigned CVCY Common Share Price (the “Upper Collar Price” and the difference between the CVCY Determination Price and the Upper Collar Price, the “Upper Determination Price Difference”); and
(C)    The CVCY Change Ratio is greater than one hundred fifteen percent (115%) of the Index Change Ratio.
(iv)    If CVCY elects to exercise its termination right pursuant to this Section 7.1(h)(iii), it shall give written notice to VCBank within two (2) Business Days after the Determination Date, and such termination will be effective on the third Business Day after the giving of such notice (the “VCBank Effective Termination Date”); provided that within two (2) Business Days after VCBank’s receipt of such notice, VCBank shall have the option to accept a decrease in the Aggregate Merger Consideration by an amount equal to (A) the number of shares of CVCY Common Stock comprising the Aggregate Stock Consideration immediately preceding the adjustment, multiplied by (B) the lesser of (I) the Upper Determination Price Difference or (II) the amount by which the CVCY Determination Price is greater than the amount that would yield a CVCY Change Ratio equal to one hundred fifteen percent (115%) of the Index Change Ratio if such amount were the CVCY Determination Price. Such adjustment, if any, to the Aggregate Merger Consideration can be effected by a decrease in the Aggregate Cash Consideration, the Aggregate St

ock Consideration (with such decrease in shares of CVCY Common Stock valued at the CVCY Determination Price) or a combination of the Aggregate Cash Consideration and the Aggregate Stock Consideration, at CVCY’s discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in an aggregate amount of cash that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. If VCBank so elects, it shall timely give written notice to CVCY of such election and of the VCBank Decrease, whereupon no termination shall be deemed to have occurred pursuant to Section 7.1(h)(iii) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Merger Consideration shall have been so modified).
(v)    For purposes of Sections 7.1(h), the following terms have the meanings indicated below:
(A)    “Trading Day” means a day that CVCY Common Stock is traded on the NASDAQ Capital Market as reported on the website of www.nasdaq.com.
(B)    “Determination Date” shall mean the later of (a) the date that is ten (10) business days before the anticipated Closing Date and (b) the date immediately following the date of approval of the Merger by VCBank Shareholders.
(C)    “Daily Sales Price” for any Trading Day means the daily volume weighted average sales price per share of CVCY Common Stock on the NASDAQ Capital Market.
(D)    “CVCY Determination Price” shall mean the volume weighted average of the Daily Sales Prices of CVCY Common Stock on the twenty (20) consecutive Trading Days ending on and including the Determination Date.
(E)    “Final Index Price” means the average of the daily closing amounts of the Index on the twenty (20) consecutive Trading Days ending on and including the Determination Date.
(F)    “Index” means the NASDAQ Bank Index.
(G)    “Initial Index Price” means the average of the daily closing amounts of the Index on the twenty (20) consecutive Trading Days ending on December 19, 2012.
(H)    “Index Change Ratio” means the ratio determined by dividing the Final Index Price by the Initial Index Price.
(vi)    If CVCY declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Ag reement and the Determination Date, the prices for the CVCY Common Stock shall be appropriately adjusted for the purposes of applying Sections 7.1(h).
(vii)    In the event that (a) CVCY shall enter into a definitive written agreement on or before the Effective Date relating to a merger, consolidation or any other business combination transaction pursuant to which the shareholders of CVCY immediately before such transaction shall not directly or indirectly own or control fifty-one percent (51%) or more of the capital stock of the surviving entity immediately after such transaction or (b) there is a public announcement on or before the Effective Time of a tender offer or other unsolicited attempt to directly or indirectly acquire fifty-one percent or more of the capital stock of CVCY or Central Valley Community Bank or to engage in a transaction described in subsection (a) immediately above, then this Section 7.1(h) shall immediately become null and void.
(i)    Superior Proposal. By VCBank in the event that it enters into a written agreement to effect an Acquisition Event in connection with a Superior Proposal.
(j)    Notice of Termination. In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(h) above, it shall give written notice to the other parties hereto specifying the basis for such termination.
7.2.    Liabilities and Remedies; Liquidated Damages; Expense Reimbursement. In the event of a material breach by any party of any of its covenants or agreements contained herein, any other party shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party. Each party acknowledges that there is not an adequate remedy at law to compensate the other party relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any bond or any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief. Notwithstanding the foregoing, in the event that VCBank terminates this Agreement pursuant to Section 7.1(i), or in the event of any other Acquisition Event (as hereinafter defined) within twelve (12) month’s of the termination of this Agreement, VCBank shall immediately pay Central Valley Community Bank the sum of $1,000,000. As used herein, “Acquisition Event” shall mean VCBank’s Board of Directors shall have approved or VCBank shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than CVCY or Central Valley Community Bank) to effect an Acquisition Transaction or failed to publicly oppose a tender offer or an exchange offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving VCBank, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of VCBank or a grant of an option entitling any Person to acquire more than 15% of the outstanding shares of stock of VCBank or all or substantially all of the assets material to the business of VCBank; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by VCBank (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of VCBank Common Stock or other equity securities, or the grant of any option, warrant or other right to acquire shares of VCBank Common Stock or other equity securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible equity securities), 15% or more of the voting securities of VCBank.
ARTICLE VIII

MISCELLANEOUS
8.1.    Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall not survive the Effective Time.
8.2.    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.
8.3.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
8.4.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction.
8.5.    Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.
8.6.    Expenses. Except as otherwise provided for in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
8.7.    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to CVCY or Central Valley Community Bank:

Central Valley Community Bancorp and Bank
7100 North Financial Drive, Suite 101
Fresno, California 93720
Attention: Daniel J. Doyle, CEO
Fax: (559) 323-3310
With a copy to:
James K. Dyer, Jr., Esq.
Downey Brand LLP
    3425 Brookside Road, Suite A
    Stockton, California 95219
Fax: (209) 472-3917
If to VCBank to:
Visalia Community Bank
120 N. Flora Street
Visalia, California 93291
Attention: F.T. Elliot, IV, Chairman
Fax: (559) 334-2963
With a copy to:
Keith T. Holmes Esq.
King, Holmes, Paterno & Berliner
1900 Avenue of The Stars, Suite 2500
Los Angeles, CA 90067
Fax: (310) 282-8903
8.8.    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Voting Agreements, the Key Employee Agreements and the Noncompete Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Voting Agreements, the Key Employee Agreements, the Directors Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, their respective successors, or, with respect to Section 5.16, the present and former directors and officers of VCBank, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
8.9.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
8.10.    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
8.11.    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.
8.12.    Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
8.13.    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.14    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, (a) CVCY and Central Valley Community Bank may at any time modify the structure of the acquisition of VCBank set forth herein, including to provide for a merger of a newly formed subsidiary of CVCY with and into VCBank, followed by the merger of VCBank with and into CVCY as part of an integrated transaction, provided that the consideration to be paid to the holders of VCBank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, and (b) CVCY reserves the right to increase the portion of the Aggregate Merger Consideration represented by the Aggregate Stock Consideration (using the Assigned CVCY Common Stock Price to value any such increase) and decrease the Aggregate Cash Consideration in the same amount as the value of such increase in the Aggregate Stock Consideration if CVCY reasonably believes that it is necessary or appropriate to ensure that that the Merger would qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that, notwithstanding the foregoing, neither CVCY nor Central Valley Community Bank shall have any responsibility whatsoever for making any such determination. In the event CVCY and Central Valley Community Bank elect to make any such changes, the parties agree to execute appropriate documents to reflect the change.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP By: _________________________________ Name: Daniel J. Doyle Title: President and Chief Executive Officer	VISALIA COMMUNITY BANK By: _________________________________ Name: Thomas J. Beene Title: President and Chief Executive Officer
CENTRAL VALLEY COMMUNITY BANK By: _________________________________ Name: Daniel J. Doyle Title: President and Chief Executive Officer

ANNEX A

FORM OF VOTING AGREEMENT

ANNEX B

FORM OF MERGER AGREEMENT

ANNEX C

FORM OF KEY EMPLOYEE NONSOLICITATION AGREEMENT

ANNEX D

FORM OF DIRECTOR NONCOMPETITION AGREEMENT

ANNEX E

FORM OF VCBANK TAX CERTIFICATION

ANNEX F

FORM OF CVCY TAX CERTIFICATION

ANNEX G

FORM OF CANCELLATION AGREEMENT

ANNEX H

FORM OF BENEFITS SUMMARY ACKNOWLEDGMENT

EXHIBIT 1.1

SIGNIFICANT SHAREHOLDERS

EXHIBIT 6.3(d)

BENEFIT SUMMARY ACKNOWLEDGMENT PROVIDERS

EXHIBIT 6.3(l)

LEASE RENEWAL TERMS